SUB-ITEM 77O: Transactions effected pursuant to Rule 10f-3

Fund: Penn Series SMID Cap Growth Fund
Security: Jarden Corp (JAH)
Date of Purchase: 7/17/2015
Amount of Purchase: $458,890
Purchase price: $54.50
Affiliated Underwriter: Wells Capital Management

Fund: Penn Series SMID Cap Growth Fund
Security: Penumbra Inc (PEN)
Date of Purchase: 9/18/2015
Amount of Purchase: $600,000
Purchase price: $30.00
Affiliated Underwriter: Wells Capital Management

Fund: Penn Series Emerging Markets Equity Fund
Security: Regina Miracle International Holdings
Date of Purchase: 10/2/2015
Amount of Purchase: $70,032,620
Purchase price: 5.60 HKD
Affiliated Underwriter: Morgan Stanley